Pricing Supplement dated November 11, 2025	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-287303

$3,000,000 Barclays Bank PLC Trigger Autocallable Contingent Yield Notes with Memory Coupon Feature

Linked to the lesser performing of the common stock of Microsoft Corporation and the common stock of Oracle Corporation due December 16, 2026

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the lesser performing of the common stock of Microsoft Corporation and the common stock of Oracle Corporation (each an “Underlying” and together the “Underlyings”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”), plus all previously unpaid Contingent Coupons, if any, if the Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that month. The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Closing Price on the Strike Date (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Price of each Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to its specified Downside Threshold (which is set equal to its Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date. However, if the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, at maturity, the Issuer will deliver to you a number of shares of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”) equal to the principal amount per Note divided by the Initial Underlying Price of the Lesser Performing Underlying (the “Share Delivery Amount”) for each of your Notes, which shares are expected to be worth significantly less than your principal amount and may have no value at all. If you receive shares of the Lesser Performing Underlying at maturity, the Issuer will pay cash in lieu of delivering any fractional shares of the Lesser Performing Underlying in an amount equal to that fraction times the Final Underlying Price of the Lesser Performing Underlying. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth significantly less than your principal amount and may have no value at all. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to any Contingent Coupons paid on the Notes, and you are not expected to participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon for each month, plus all previously unpaid Contingent Coupons, if any, if the Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that month.
❑	Automatic Call: The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date. However, if the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, at maturity, the Issuer will deliver to you a number of shares of the Lesser Performing Underlying equal to its Share Delivery Amount for each of your Notes, which shares are expected to be worth significantly less than your principal amount and may have no value at all. If you receive shares of the Lesser Performing Underlying at maturity, the Issuer will pay cash in lieu of delivering any fractional shares of the Lesser Performing Underlying in an amount equal to that fraction times the Final Underlying Price of the Lesser Performing Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Strike Date:	November 10, 2025
Trade Date:	November 11, 2025
Settlement Date:	November 14, 2025
Observation Dates:	Monthly (see page PS-10)
Final Valuation Date:	December 11, 2026
Maturity Date:	December 16, 2026
[1]	With respect to each Underlying, the Initial Underlying Price is the Closing Price of that Underlying on the Strike Date and is not the Closing Price of that Underlying on the Trade Date. The Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-11 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE NOTES), BY ACQUIRING THE NOTES, EACH HOLDER OR BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the lesser performing of the common stock of Microsoft Corporation and the common stock of Oracle Corporation. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Underlying	Contingent Coupon Rate	Initial Underlying Price*	Coupon Barrier**	Downside Threshold**	CUSIP / ISIN
Common stock of Microsoft Corporation (MSFT)	20.30% per annum	$506.00	$328.90, which is 65.00% of the Initial Underlying Price	$328.90, which is 65.00% of the Initial Underlying Price	06748V162 / US06748V1623
Common stock of Oracle Corporation (ORCL)		$240.83	$156.54, which is 65.00% of the Initial Underlying Price	$156.54, which is 65.00% of the Initial Underlying Price

* The Initial Underlying Price of each Underlying is the Closing Price of that Underlying on the Strike Date and is not the Closing Price of that Underlying on the Trade Date.

** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$12.50	$987.50
Total	$3,000,000	$37,500	$2,962,500

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $980.20 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Key Risks” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus or prospectus supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

♦	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately four months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-11 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Notes may be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.

♦	You believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, and, if either Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Lesser Performing Underlying if the Final Underlying Price of the Lesser Performing Underlying is less than its Downside Threshold.

♦	You believe the Final Underlying Price of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Price of either Underlying is less than its Downside Threshold, you can tolerate receiving shares of the Lesser Performing Underlying at maturity expected to be worth significantly less than your principal amount and that may have no value at all.

♦	You understand and accept that you are not expected to participate in any appreciation of either Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are willing and able to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlyings.

♦	You understand and are willing to accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be appropriate for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.

♦	You do not believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You require a cash payment at maturity and are not willing to accept delivery of the shares of the Lesser Performing Underlying if the Final Underlying Price of the Lesser Performing Underlying is less than its Downside Threshold.

♦	You believe the Final Underlying Price of either Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount, or you cannot tolerate receiving shares of the Lesser Performing Underlying at maturity expected to be worth significantly less than your principal amount and that may have no value at all.

♦	You seek an investment that participates in the full appreciation of either or both of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are unable or unwilling to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlyings.

♦	You do not understand or are unwilling to accept the single equity risk associated with the Notes or do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-11 of this pricing supplement and the “Risk

Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “Information about the Underlyings,” “Microsoft Corporation” and “Oracle Corporation” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 13 months, unless called earlier. See “Key Dates” on the cover of this pricing supplement.[2]
Reference Assets:	The common stock of Microsoft Corporation (Bloomberg ticker symbol “MSFT”) (the “MSFT Underlying”) and the common stock of Oracle Corporation (Bloomberg ticker symbol “ORCL”) (the “ORCL Underlying”) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below. The final Observation Date, December 11, 2026, is the “Final Valuation Date.”
Call Settlement Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon:

If the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay on the related Coupon Payment Date the Contingent Coupon applicable to that Observation Date plus all Contingent Coupons, if any, that would have been paid on a previous Coupon Payment Date had the Closing Price of each Underlying been greater than or equal to its Coupon Barrier on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”).

If the Closing Price of either Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not be payable on the related Coupon Payment Date and the Issuer will not make any payment to you on that Coupon Payment Date.

If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of at least one Underlying is less than its Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of each Underlying on the Observation Date related to that later Coupon Payment Date is greater than or equal to its Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of at least one Underlying on each subsequent Observation Date is less than its Coupon Barrier.

The Contingent Coupon is a fixed amount potentially payable monthly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Coupon Payment Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon Rate:	The Contingent Coupon Rate is 20.30% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $16.9167 per Note. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings.
Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, at maturity, the Issuer will deliver to you a number of shares of the Lesser Performing Underlying equal to its Share Delivery Amount (subject to adjustments) for each Note. If you receive shares of the Lesser Performing Underlying at maturity, the Issuer will pay cash in lieu of delivering any fractional shares of the Lesser Performing Underlying in an amount equal to that fraction times the Final Underlying Price of the Lesser Performing Underlying.

The Share Delivery Amount of the Lesser Performing Underlying is expected to be worth significantly less than the principal amount and may have no value at all. Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Price – Initial Underlying Price Initial Underlying Price
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Share Delivery Amount:

With respect to each Underlying, a number of shares of that Underlying equal to (1) the principal amount per Note of $1,000 divided by (2) its Initial Underlying Price (rounded to four decimal places)

The Share Delivery Amount with respect to the common stock of Microsoft Corporation is equal to 1.9763 shares per Note.

The Share Delivery Amount with respect to the common stock of Oracle Corporation is equal to 4.1523 shares per Note.

Initial Underlying Price:	With respect to each Underlying, the Closing Price of that Underlying on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlying Price for each Underlying is not the Closing Price of that Underlying on the Trade Date.
Final Underlying Price:	With respect to each Underlying, the Closing Price of that Underlying on the Final Valuation Date
Closing Price:	With respect to each Underlying, Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. The Underlyings and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Key Risks—Risks Relating to the Underlyings” below.

[2]	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Investment Timeline

Strike Date:	The Closing Price of each Underlying (the Initial Underlying Price) is observed and the Coupon Barrier, Downside Threshold and Share Delivery Amount of each Underlying are determined.

Monthly:

If the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date plus any Unpaid Contingent Coupons.

However, if the Closing Price of either Underlying is less than its Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, at maturity, the Issuer will deliver to you a number of shares of the Lesser Performing Underlying equal to its Share Delivery Amount (subject to adjustments) for each Note. If you receive shares of the Lesser Performing Underlying at maturity, the Issuer will pay cash in lieu of delivering any fractional shares of the Lesser Performing Underlying in an amount equal to that fraction times the Final Underlying Price of the Lesser Performing Underlying.

The Share Delivery Amount of the Lesser Performing Underlying is expected to be worth significantly less than the principal amount and may have no value at all. Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth significantly less than your principal amount and may have no value at all. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to any Contingent Coupons paid on the Notes, and you are not expected to participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates / Call Settlement Dates
December 11, 2025	December 15, 2025
January 12, 2026	January 14, 2026
February 11, 2026	February 13, 2026
March 11, 2026	March 13, 2026
April 13, 2026	April 15, 2026
May 11, 2026	May 13, 2026
June 11, 2026	June 15, 2026
July 13, 2026	July 15, 2026
August 11, 2026	August 13, 2026
September 11, 2026	September 15, 2026
October 13, 2026	October 15, 2026
November 12, 2026	November 16, 2026
December 11, 2026	December 16, 2026

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, at maturity, the Issuer will pay you the principal amount of your Notes in cash only if the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, the Issuer will deliver to you a number of shares of the Lesser Performing Underlying equal to its Share Delivery Amount at maturity for each Note that you own. If you receive shares of the Lesser Performing Underlying at maturity, their value on the Final Valuation Date will be significantly less than the principal amount of the Notes, and they may have no value at all. The value of those shares may decrease further between the Final Valuation Date and the Maturity Date. If you receive the Share Delivery Amount of the Lesser Performing Underlying, the percentage loss on your initial investment, as of the Final Valuation Date, will be equal to the percentage decline of the price of the Lesser Performing Underlying from its Initial Underlying Price to its Final Underlying Price.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Price of either Underlying on an Observation Date is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date or any Unpaid Contingent Coupons. If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of at least one Underlying is less than its Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of the other Underlying on the Observation Date related to that later Coupon Payment Date is greater than or equal to its Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of at least one Underlying on each subsequent Observation Date is less than its Coupon Barrier. If the Closing Price of either Underlying is less than its Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Your return potential on the Notes is expected to be limited to any Contingent Coupons paid on the Notes, and you are not expected to participate in any appreciation of either Underlying — The return potential of the Notes is expected to be limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of either Underlying. In addition, the total return on the Notes will vary based on the number and sequence of Observation Dates on which the Closing Price of each Underlying has been greater than or equal to its Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Lesser Performing Underlying even though you are not expected to participate in any appreciation of either Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in either or both Underlyings.

♦	Your potential return on the Notes will be different depending on the sequence of Closing Prices on different Observation Dates — Depending on the sequence in which the Closing Price of each Underlying is greater than or equal to the Coupon Barrier on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Price of each Underlying is greater than or equal to its Coupon Barrier. For example, if the Closing Price of any Underlying is less than its Coupon Barrier on each of the first twelve Observation Dates but is greater than or equal to its Coupon Barrier on the Final Valuation Date, you will receive thirteen Contingent Coupons (twelve in the form of Unpaid Contingent Coupons). However, if the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Price of each Underlying was greater than or equal to its Coupon Barrier on twice as many Observation Dates as in the previous example.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by either Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the price of the other Underlying. To receive any Contingent Coupons, the Closing Price of each Underlying must be greater than or equal to its Coupon Barrier on the applicable Observation Date. In addition, if the Notes have not been automatically called prior to maturity and the Final Underlying Price of either Underlying is less than its Downside Threshold, you will receive shares of the Lesser Performing Underlying and will be exposed to the decline in the Lesser Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Because the Notes are linked to the Lesser Performing Underlying, you are exposed to greater risks of no Contingent Coupons and sustaining a significant loss of principal at maturity than if the Notes were linked to a single Underlying — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the Closing Price of either Underlying will be less than its Coupon Barrier on the specified Observation Dates or less than its Downside Threshold on the Final Valuation Date and, therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. In addition, because the Closing Price of each Underlying must be greater than or equal to its Initial Underlying Price on an Observation Date in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying. Further, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	If the Notes are not automatically called, the payment at maturity, if any, is based solely on the performance of the Lesser Performing Underlying — If the Notes are not automatically called pursuant to the Automatic Call Feature, the payment at maturity, if any, will be based solely on the performance of the Lesser Performing Underlying. As a result, in the event that the Final Underlying Price of the Lesser Performing Underlying is less than its Downside Threshold, you will receive shares of the Lesser Performing Underlying that are expected to be worth significantly less than your principal amount, and may have no value at all, and you will not benefit from the performance of the other Underlying, even if the Final Underlying Price of the other Underlying is greater than or equal to its Downside Threshold or Initial Underlying Price.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of either or both of the Underlyings that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the price of any such Underlying to increase to or above its Initial Underlying Price on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Lesser Performing Underlying.

♦	Any payment or delivery on the Notes will be determined based on the Closing Prices of the Underlyings on the dates specified — Any payment or delivery on the Notes will be determined based on the Closing Prices of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

♦	Contingent repayment of principal applies only at maturity or upon any automatic call — You should be willing to hold your Notes to maturity or any automatic call. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the price of either or both of the Underlyings is greater than or equal to its Downside Threshold.

♦	You may receive cash at maturity in lieu of shares of the Lesser Performing Underlying — If you receive shares of the Lesser Performing Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of that Underlying in an amount equal to that fraction times the Final Underlying Price of the Lesser Performing Underlying. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Lesser Performing Underlying to you at maturity, we will pay the cash equivalent of its Share Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. See “Terms of the Notes — Payment at Maturity” in the accompanying prospectus supplement.

♦	If you receive shares of the Lesser Performing Underlying at maturity, those shares may be worth less on the Maturity Date than their value based on the Final Underlying Price of the Lesser Performing Underlying — If you receive shares of the Lesser Performing Underlying at maturity, the value of those shares on the Maturity Date depends on the value of that Underlying on the Maturity Date rather than its Final Underlying Price. The value of those shares may have declined further below the Final Underlying Price of the Lesser Performing Underlying as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on the Final Underlying Price of the Lesser Performing Underlying. We will not make any adjustment to the Share Delivery Amount of the Lesser Performing Underlying to account for any fluctuations in the value of the Lesser Performing Underlying and you will bear the risk of any decline in the value of the shares of the Lesser Performing Underlying you receive at maturity below its Final Underlying Price.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Owning the Notes is not the same as owning either or both Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned either or both Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the either Underlying would have.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of either Underlying will rise or fall. There can be no assurance that the price of either Underlying will not close below its Downside Threshold on the Final Valuation Date. The price of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing a significant portion or all of your principal amount.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-19 of this pricing supplement.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlyings

♦	Single equity risk — The price of each Underlying can rise or fall sharply due to factors specific to each Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlying.

♦	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect an Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

♦	Reorganization or other events could adversely affect the value of the Notes or result in the Notes being accelerated — Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of an Underlying, the Calculation Agent may replace that Underlying with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of that Underlying upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace an Underlying, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of

UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the prices of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of either or both of the Underlyings, may adversely affect the price of either Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to an Underlying. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlyings” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the dividend rates on the Underlyings;

♦	interest and yield rates in the market generally;

♦	the existence of any Unpaid Contingent Coupons;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $1,000 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis.

Term:	Approximately 13 months (unless called earlier)
Contingent Coupon Rate:	20.30% per annum (or 1.6917% per month)
Contingent Coupon:	$16.9167 per month
Hypothetical Initial Underlying Price:	$100.00 for the MSFT Underlying and $100.00 for the ORCL Underlying
Hypothetical Coupon Barrier:	$65.00 for the MSFT Underlying and $65.00 for the ORCL Underlying (which, with respect to each Underlying, is 65.00% of the hypothetical Initial Underlying Price of that Underlying)
Hypothetical Downside Threshold:	$65.00 for the MSFT Underlying and $65.00 for the ORCL Underlying (which, with respect to each Underlying, is 65.00% of the hypothetical Initial Underlying Price of that Underlying)
Hypothetical Share Delivery Amount:	10 shares per Note for the MSFT Underlying ($1,000 / hypothetical Initial Underlying Price of $100.00) and 10 shares per Note for the ORCL Underlying (which, with respect to each Underlying, is $1,000 / hypothetical Initial Underlying Price of that Underlying of $100.00)
Observation Dates:	Monthly, as set forth under “Final Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement
*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Prices, Coupon Barriers, Downside Thresholds or Share Delivery Amounts. The hypothetical Initial Underlying Prices of $100.00 for the MSFT Underlying and $100.00 for the ORCL Underlying have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Prices for the Underlyings. The actual Initial Underlying Price, Coupon Barrier and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement, and the actual Share Delivery Amount of each Underlying is indicated under “Final Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlyings, please see the historical information set forth under the sections titled “Microsoft Corporation” and “Oracle Corporation” below. We cannot predict the Closing Price of either Underlying on any day during the term of the Notes, including on any Observation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the Closing Price of either Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price of either Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $1,000 principal amount.

Example 1 — Notes Are Automatically Called on the First Observation Date

Observation Date	Closing Price	Payment (per Note)
First Observation Date	MSFT Underlying: $110.00 ORCL Underlying: $115.00	Closing Price of each Underlying at or above its Initial Underlying Price; Notes are automatically called; Issuer pays principal plus Contingent Coupon of $16.9167 on Call Settlement Date.
Total Payments (per Note):	Payment on Call Settlement Date:	$1,016.9167 ($1,000.00 + $16.9167)
	Total:	$1,016.9167
	Total Return:	1.6917%

Because the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price on the first Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $1,016.9167 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, for a total return of 1.6917% on the Notes. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Price of Each Underlying Is At or Above Its Downside Threshold

Observation Date	Closing Price	Payment (per Note)
First Observation Date	MSFT Underlying: $115.00 ORCL Underlying: $95.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $16.9167 on first Coupon Payment Date.
Second Observation Date	MSFT Underlying: $80.00 ORCL Underlying: $75.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $16.9167 on second Coupon Payment Date.
Third Observation Date	MSFT Underlying: $85.00 ORCL Underlying: $50.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of ORCL Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Twelfth Observation Dates	Various (at least one Underlying below Coupon Barrier)

Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to twelfth Coupon Payment Dates.

Thirteenth Observation Date (the Final Valuation Date)	MSFT Underlying: $105.00 ORCL Underlying: $70.00

Closing Price of ORCL Underlying below its Initial Underlying Price; Notes NOT automatically called. Final Underlying Price of each Underlying at or above its Downside Threshold and Coupon Barrier; Issuer pays principal plus Contingent Coupon of $186.0837 (reflecting Contingent Coupon for Final Valuation Date and Unpaid Contingent Coupons for third through twelfth Observation Dates) on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$1,186.0837 ($1,000.00 + $186.0837)
	Prior Contingent Coupons:	$33.8334 ($16.9167 × 2)
	Total:	$1,219.9171
	Total Return:	21.9917%

Because the Closing Price of at least one Underlying was less than its Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $1,186.0837 per Note, which is equal to your principal amount plus the Contingent Coupon for the Final Valuation Date and the Unpaid Contingent Coupons for the third through twelfth Observation Dates.

In addition, because the Closing Price of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $16.9167 on each of the first and second Coupon Payment Dates. Because the Closing Price of at least one Underlying was less than its Coupon Barrier on the third through twelfth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates; however, because the Closing Price of each Underlying on the Final Valuation Date is greater than its Coupon Barrier, the Contingent Coupon that would have been paid on each of the third through twelfth Coupon Payment Dates had the Closing Price of each Underlying been greater than or equal to its Coupon Barrier on the third through twelfth Observation Dates will be paid on the Maturity Date. Accordingly, the Issuer will have paid a total of $1,219.9171 per Note for a total return of 21.9917% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price of At Least One Underlying Is Below Its Downside Threshold

Observation Date	Closing Price	Payment (per Note)
First Observation Date	MSFT Underlying: $45.00 ORCL Underlying: $50.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	MSFT Underlying: $105.00 ORCL Underlying: $50.00	Closing Price of ORCL Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of ORCL Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	MSFT Underlying: $40.00 ORCL Underlying: $50.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Twelfth Observation Dates	Various (at least one Underlying below Coupon Barrier)

Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to twelfth Coupon Payment Dates.

Thirteenth Observation Date (the Final Valuation Date)	MSFT Underlying: $40.00 ORCL Underlying: $110.00

Closing Price of MSFT Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of MSFT Underlying below its Downside Threshold and Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer delivers the Share Delivery Amount with respect to the MSFT Underlying (with fractional shares paid in cash) on the Maturity Date.

Total Payments (per Note):	Value of Shares Received (as of Final Valuation Date*):	$400.00 (10 shares × $40.00)
	Total Value of Payment at Maturity:	$400.00
	Prior Contingent Coupons:	$0.00
	Total:	$400.00
	Total Return:	-60.00%

Because the Closing Price of at least one Underlying is less than its Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price of at least one Underlying is less than its Downside Threshold, the Issuer will deliver to you on the Maturity Date the number of shares of the Lesser Performing Underlying equal to its Share Delivery Amount for every Note you hold and will pay cash based on the Final Underlying Price of the Lesser Performing Underlying for any fractional shares included in the Share Delivery Amount. Accordingly, the Issuer will have delivered shares and paid cash with a total value of $400.00 per Note, for a total return of -60.00% on the Notes, as of the Final Valuation Date*.

In addition, because the Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

* The value of shares received at maturity and the total return on the Notes at that time depends on the value of the Lesser Performing Underlying on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth significantly less than the principal amount or may have no value at all.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.”

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Information about the Underlyings

Included below are brief descriptions of the issuers of each of the Underlyings. This information has been obtained from publicly available sources. We obtained the Closing Price information for the Underlyings from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlyings as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying can be located by reference to its SEC file number provided below.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Microsoft Corporation

According to publicly available information, Microsoft Corporation is a technology company that develops and supports software, services, devices and solutions.

Information filed by Microsoft Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37845. The MSFT Underlying is listed on The Nasdaq Stock Market under the ticker symbol “MSFT.”

Historical Information

The following graph sets forth the historical performance of the MSFT Underlying from January 2, 2015 through November 10, 2025, based on the daily Closing Prices of the MSFT Underlying. The Closing Price of the MSFT Underlying on November 10, 2025 was $506.00. The dotted line represents the Coupon Barrier and the Downside Threshold of $328.90, which is equal to 65.00% of the Initial Underlying Price of the MSFT Underlying.

We obtained the Closing Prices of the MSFT Underlying from Bloomberg, without independent verification. Historical performance of the MSFT Underlying should not be taken as an indication of future performance. Future performance of the MSFT Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the MSFT Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the MSFT Underlying will not result in a loss of your principal amount. The Closing Prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Oracle Corporation

According to publicly available information, Oracle Corporation provides products and services that address enterprise information technology needs.

Information filed by Oracle Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35992. The ORCL Underlying is listed on the New York Stock Exchange under the ticker symbol “ORCL.”

Historical Information

The following graph sets forth the historical performance of the ORCL Underlying from January 2, 2015 through November 10, 2025, based on the daily Closing Prices of the ORCL Underlying. The Closing Price of the ORCL Underlying on November 10, 2025 was $240.83. The dotted line represents the Coupon Barrier and the Downside Threshold of $156.54, which is equal to 65.00% of the Initial Underlying Price of the ORCL Underlying.

We obtained the Closing Prices of the ORCL Underlying from Bloomberg, without independent verification. Historical performance of the ORCL Underlying should not be taken as an indication of future performance. Future performance of the ORCL Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the ORCL Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the ORCL Underlying will not result in a loss of your principal amount. The Closing Prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the MSFT Underlying and the ORCL Underlying from January 2, 2015 through November 10, 2025, based on the daily Closing Prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Price of $100.00 on January 2, 2015 by dividing the Closing Price of that Underlying on each day by the Closing Price of that Underlying on January 2, 2015 and multiplying by $100.00.

We obtained the Closing Prices used to determine the normalized Closing Prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Prices of the Underlyings during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.